Exhibit 99.1

Rosetta Stone Adds Digital Marketing Executive Caroline Tsay to Board of Directors
Appointment brings deep technology and online marketing experience to preeminent language and literacy company

ARLINGTON, Va.—December 18, 2014–Rosetta Stone Inc. (NYSE:RST), the world’s leading provider of education technology and language-learning solutions, today announced the appointment of Caroline Tsay to the company’s Board of Directors.
Tsay is Vice President and General Manager of Online Business at Hewlett-Packard, where she has led the effort to modernize the HP Software business and re-engineer its marketing and sales models to increase revenue and profitability. A graduate of Stanford University—where she earned a BS in Computer Science and an MS in Management Science and Engineering—Tsay was previously Senior Director of Search and e-Commerce at Yahoo!, with responsibility for managing a $3.5 billion business. While at Yahoo!, she drove a fundamental change in the online advertising industry by introducing the first-ever graphical format in paid search listings and shifting the pricing model from auction-based to quality-based. Tsay began her career as a consultant in supply chain management and customer relationship marketing at IBM.
“Caroline is one of the most innovative and driven digital marketers working in the technology space today,” said Steve Swad, President and CEO of Rosetta Stone. “Her deep experience in digital advertising and marketing analytics in both B2B and B2C environments will be a terrific complement to our board.”
The appointment of Tsay is the third addition to Rosetta Stone’s Board of Directors this year. Last month, the company brought on former Goldman Sachs/Osmium Partners investment advisor John Hass, and in October it appointed eBay executive and product technology innovator Steve Yankovich to the Board.
“I am extremely enthusiastic about the make-up of our Board of Directors,” continued Swad. “We’ve successfully assembled a team of advisors with vast experience and impeccable business credentials, and they are providing invaluable support as we continue to pursue the transformation of Rosetta Stone.”
About Rosetta Stone
Rosetta Stone Inc. (NYSE: RST) is dedicated to changing the way the world learns. The company's innovative technology-driven language, reading and brain fitness solutions are used by thousands of schools, businesses, government organizations and millions of individuals around the world. Founded in 1992, Rosetta Stone pioneered the use of interactive software to accelerate language learning. Today the company offers courses in 30 languages, from the most commonly spoken (such as English, Spanish and Mandarin) to the less prominent (including Swahili, Swedish and Tagalog). Since 2013, Rosetta Stone has expanded beyond language and deeper into education-technology with its acquisitions of Livemocha, Lexia Learning, Fit Brains, and Tell Me More. Rosetta Stone is based in Arlington, VA, and has offices around the world.
For more information, visit www.rosettastone.com.

Exhibit 99.1

“Rosetta Stone” and related trademarks used herein are the property of Rosetta Stone and are used and/or registered in the United States and other countries.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Rosetta Stone's business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company's Annual Report or Form 10-K for the most recently ended fiscal year.

Media Contact:
Jonathan Mudd, 571-357-7148
jmudd@rosettastone.com

Investor Contact:
Tom Pierno, 703-387-5868
ir@rosettastone.com

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